EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 No. 333-159096 of Golden Minerals Company of our report dated March 16, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the reclassification of the San Cristobal operation as discontinued operations discussed in Note 1 and the effects of the retrospective adoption of FASB Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51” discussed in Note 4 as to which the date is October 14, 2009, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Denver, Colorado
October 14, 2009